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                                                                    EXHIBIT 10.1

             COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

Set forth is a summary of fiscal 2005 compensation arrangements between Synovis Life Technologies, Inc. (the "Company") and certain of its executive officers who are expected to constitute the Company's "named executive officers" (defined in Regulation S-K Item 402(a)(3)) for the year. All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time at the discretion of the Company's Board of Directors, subject only to the terms of the Management Change in Control Agreements between the Company and these executive officers (the forms of which have been filed as exhibits to the Company's annual report on Form 10-K).

BASE SALARY

Effective November 1, 2004, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position                                                       Base Salary

Karen Gilles Larson                                                             $   350,000
(President and Chief Executive Officer)

Richard W. Kramp                                                                $   200,000
(President and Chief Operating Officer of Synovis Interventional Solutions)

David A. Buche                                                                  $   180,000
(Vice President and Chief Operating Officer of Synovis Surgical Innovations)

Connie L. Magnuson                                                              $   172,500
(Vice President of Finance, Chief Financial Officer and Corporate Secretary)

B. Nicholas Oray, Ph.D.                                                         $   166,500
(Vice President of Research and Development)

ANNUAL CASH INCENTIVE COMPENSATION

The Company's executive officers are eligible to receive annual cash incentive compensation based upon a subjective evaluation by the Company's Compensation Committee of the Board of Directors of the individual executive officer's performance and achievement of specific individual objectives during the period. Additional cash incentive compensation is evaluated based upon the Company's financial performance relative to its annual planned profitability.

STOCK OPTIONS

On November 1, 2004, options to purchase shares of common stock listed below, at an exercise price of $10.49 per share (the closing price of a share of common stock on the date of the grant), were awarded to each named executive officer under the Company's 1995 Stock Incentive Plan:

                  Name                               Options Granted
                  Karen Gilles Larson                         3,337
                  Richard W. Kramp                            1,907
                  David A. Buche                              1,716
                  Connie L. Magnuson                          1,644
                  B. Nicholas Oray, Ph.D.                     1,587

BENEFITS

The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to its executive officers. The same benefits are available to all Company employees.